Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IPSIDY INC.

Ipsidy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Ipsidy Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 21, 2011, which was amended and restated by an Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on April 20, 2021, as amended June 14, 2021 (the “Restated Certificate”).

SECOND: Article FIRST of the Restated Certificate is hereby deleted in its entirety and replaced by the following:

“The name of the Corporation (the “Corporation”) is authID Inc.”

THIRD: All other provisions of the Restated Certificate shall remain in full force and effect.

FOURTH: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

FIFTH: This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on July 18, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation, on July 13, 2022.

IPSIDY INC.

By:	/s/ Thomas L. Thimot
Name:	Thomas L. Thimot
Title:	Chief Executive Officer